Exhibit 99.1

FTC Solar Announces Closing of Promissory Note Private Placement

AUSTIN, Texas, December 4, 2024 - FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced that it has closed a previously announced private placement of senior secured promissory notes (the “Notes”) in an aggregate principal amount of fifteen million dollars ($15,000,000) and warrants (the “Warrants”). The offering closed on December 4, 2024.

The Notes bear interest at a rate of 11% per annum if payable in cash or, at the Company’s option, 13% per annum if paid-in-kind and will mature on December 4, 2029. The Warrants are exercisable for five (5) years to purchase an aggregate of 1,750,000 shares of Common Stock at an exercise price of $0.10, subject to adjustment under certain circumstances described in the Warrants.

The Company is utilizing the proceeds of the offering for balance sheet support, growth acceleration and general corporate purposes.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

FTC Solar Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, this press release contains statements about third parties and their commercial activity. We have not independently verified or confirmed such statements and have instead relied on the veracity of information as provided to us by such third parties related to such statements. You should not rely on our forward-looking statements or statements related to third parties or their commercial activities as predictions of future events, as actual results may differ materially from those in the forward-looking statements or statements related to third parties or their commercial activities because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements or statements related to third parties or their commercial activities contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

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